Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PLx Pharma Inc. on Form S-3 of our report dated March 13, 2020, with respect to our audits of the consolidated financial statements of PLx Pharma Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 appearing in the Annual Report on Form 10-K of PLx Pharma Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, New York

December 21, 2020